                                                                      EXHIBIT 12

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
              COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                       YEARS ENDED DECEMBER 31,
                                                       -------------------------
                                                       1996  1995 1994 1993 1992
                                                       ----  ---- ---- ---- ----
                                                        (DOLLARS IN MILLIONS)
Income from continuing operations....................  $218  $258 $238 $165 $209
Add:
  Interest...........................................   195   160  104  101  102
  Portion of rentals representative of interest
   factor............................................    60    57   52   47   47
  Preferred stock dividend requirements of majority-
   owned subsidiaries................................    21    23   --   --   --
  Income tax expense and other taxes on income.......   194   231  114  115  154
  Amortization of interest capitalized...............     2     2    1   --    1
  Undistributed (earnings) losses of affiliated
   companies in which less than a 50% voting interest
   is owned..........................................    (1)   --   --   --    2
                                                       ----  ---- ---- ---- ----
    Earnings as defined..............................  $689  $731 $509 $428 $515
                                                       ====  ==== ==== ==== ====
Interest.............................................  $195  $160 $104 $101 $102
Interest capitalized.................................     6     5    2    1    1
Portion of rentals representative of interest factor.    60    57   52   47   47
Preferred stock dividend requirements of majority-
 owned subsidiaries on a pre-tax basis...............    37    42   --   --   --
                                                       ----  ---- ---- ---- ----
    Fixed charges as defined.........................  $298  $264 $158 $149 $150
                                                       ====  ==== ==== ==== ====
Ratio of earnings to fixed charges...................  2.31  2.77 3.22 2.87 3.43
                                                       ====  ==== ==== ==== ====